                                                                  EXHIBIT 10.24

SUPPLEMENTAL RETIREMENT INCOME AGREEMENT OF

FLEMING COMPANIES, INC.

AND WILLIAM J. DOWD

(Execution Date:  February 25, 1997)

SUPPLEMENTAL RETIREMENT INCOME AGREEMENT


  THIS SUPPLEMENTAL RETIREMENT INCOME AGREEMENT by and between FLEMING COMPANIES, INC., an Oklahoma corporation (the "Company") and WILLIAM J. DOWD, an individual (the "Executive") dated this 25th day of February, 1997 (the "Agreement").

  WITNESSETH:

  WHEREAS, the Executive has previously executed that certain Offer For Compensation dated July 7, 1995 (the "Offer") which provided the Executive a "supplemental retirement income" (the "Prior Benefit") in addition to other benefits; and

  WHEREAS, subsequent to the Offer, the Company selected the Executive to be a participant in that certain nonqualified retirement plan entitled "Supplemental Retirement Income Plan of Fleming Companies, Inc. and Its Subsidiaries" (the "Prior Plan"); and

  WHEREAS, the Company and the Executive never executed an agreement to evidence the participation of the Executive in the Prior Plan; and

  WHEREAS, the Executive and the Company desire to cancel that portion of the Offer which provided for the Prior Benefit upon the execution of this Agreement; and

  WHEREAS, the Company desires to provide a "supplemental retirement income" pursuant to the terms of this Agreement.

  NOW, THEREFORE, in consideration of the covenants, provisions and other valuable consideration, the receipt of which is hereby acknowledged by the Executive, the parties hereto agree as follows:

1. Supplemental Retirement Income and Cancellation of Prior Benefit.

(a) Supplemental Retirement Income. The Executive shall be entitled to receive annual supplemental retirement income (the "Supplemental Retirement Income") upon his termination from the employ of the Company or any subsidiary (the "Subsidiary") of which the Company owns 80% or more of the outstanding voting common stock, provided, he remains continuously employed as of the following applicable dates:

                                             Vested
                        Attained Date   Annual Supplemental
             Year       of Employment   Retirement Income

After year     1          7/24/1996               -0-
               2          7/24/1997               -0-
               3          7/24/1998               -0-
               4          7/24/1999               -0-
               5          7/24/2000          $ 81,000
               6          7/24/2001            92,570
               7          7/24/2002           104,140
               8          7/24/2003           115,710
               9          7/24/2004           127,280
              10          7/24/2005           138,850
              11          7/24/2006           150,420
              12          7/24/2007           162,000

Further, in the event that the Executive terminates employment between any of the applicable required attained dates of employment, the Executive's Supplemental Retirement Income will be interpolated by subtracting the most recent vested amount of Supplemental Retirement Income from the next vested amount of Supplemental Retirement Income, dividing such difference by 12 and multiplying the quotient by the number of completed whole months of employment between the last attained date of employment and the date of termination of employment of the Executive.

For example, if the Executive terminates employment with the Company or a Subsidiary on October 15th, 2000, then, the Executive's Supplemental Retirement Income would equal $82,928.32 calculated as follows:

Supplemental Retirement Income at 7/24/2001:                $92,570

Supplemental Retirement Income at 7/24/2000 =               $81,000
Difference                                                   11,570

Divided by 12 =                                             $964.17
Completed months of service from 7/24/2000-10/15/2000         x   2
Additional Supplemental Retirement Income                 $1,928.34

Vested Supplemental Retirement Income @ 7/24/2000         81,000.00
Total Supplemental Retirement Income                     $82,928.34

(b) Cancellation of Prior Benefit. In consideration of the Supplemental Retirement Income provided in this Agreement, the Prior Benefit is hereby cancelled and rescinded in all respects. Except to the extent that the Offer has been amended to delete the Prior Benefit, the Offer shall continue in accordance with its terms.

2. Manner of Payment of Supplemental Retirement Income. The Supplemental Retirement Income will be paid to the Executive and his designated beneficiary (the "Beneficiary"), if applicable, in the manner elected below: (Check and initial One Box Only)

Methods of Payment

Option  1.  [  ]  Life of Executive Only (Single Life Basis)
Option  2.  [  ]  50% Joint Annuitant Survivor Benefit
Option  3.  [  ]  75% Joint Annuitant Survivor Benefit
Option  4.  [  ]  100% Joint Annuitant Survivor Benefit
Option  5.  [  ]  5 Year Period Certain
Option  6.  [  ]  10 Year Period Certain
Option  7.  [  ]  15 Year Period Certain

The actual amounts payable to the Executive will depend upon the date that the Executive terminates employment. The Supplemental Retirement Income will be paid at least quarterly as determined by the Compensation and Organization Committee (the "Committee") of the Company. If no election is made, the benefit will automatically be paid on a "single life basis" under Option 1, above.
Refer to Exhibit "A" for a complete description of the Methods of Payment.

3.  Termination of Employment.

(a) Termination Prior to July 24, 2000. In the event that the Executive terminates employment for any reason prior to July 24, 2000, then, except as provided in Section (b) below, the Executive shall have no rights of any kind whatsoever in the Supplemental Retirement Income (or any other benefit) otherwise paid pursuant to this Agreement.

(b) Acceleration of Accrual of Supplemental Retirement Income Upon Change of Control. In the event that there is a "change of control" ("Change of Control") as defined in the Prior Plan (or any successor plan thereto), and within three years following such Change of Control, the Executive's employment is terminated for any reason by either the Company or the Executive, the Executive shall be entitled to his Supplemental Retirement Income earned by such Executive as of his date of termination of employment but in no event will the amount be less than the benefit which the Executive would have been entitled to if the Executive remained in the continuous employ of the Company until July 24, 2000 ($81,000 paid annually on a single life basis), with such Supplemental Retirement Income to be paid beginning immediately upon the termination of employment.

4. Restrictions on Alienation of Benefits. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If the Executive or Beneficiary under this Agreement should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit under this Agreement, then such right or benefit shall, in the discretion of the Committee, be held or applied for the benefit of the Executive or Beneficiary, his spouse, children, or other dependents, or any of them, in such manner and in such portion as the Committee, in its sole and absolute discretion, may deem proper.

5. No Trust. No action under this Agreement by the Company, its Board of Directors or the Committee shall be construed as creating a trust, escrow or other secured or segregated fund in favor of the Executive, his Beneficiary, or any other persons otherwise entitled to his Supplemental Retirement Income. The status of the Executive and his Beneficiary with respect to any liabilities assumed by the Company hereunder shall be solely those of unsecured creditors of the Company and/or any Subsidiary. Any asset acquired or held by the Company or any Subsidiary in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund for the benefit of the Executive or his Beneficiaries or to be security for the performance of the obligations of the Company or any Subsidiary, but shall be, and remain a general, unpledged, unrestricted asset of the Company or any Subsidiary at all times subject to the claims of general creditors of the Company or any Subsidiary.

6. Withholding and Other Employment Taxes. The Company shall comply with all federal and state laws and regulations respecting the withholding, deposit and payment of any income or other taxes relating to any payments made under this Agreement.

7.  Claims Procedure.

(a) The Committee shall make all determinations as to the right of any person to benefits. If any request for a benefit is wholly or partially denied, the Committee shall notify the person requesting the pension benefits, in writing, of such denial, including in such notification the following information:

(b)  the specific reason or reasons for such denial;

(c) the specific references to the pertinent Agreement provisions upon which the denial is based;

(d) a description of any additional material and information which may be needed to clarify the request, including an explanation of why such information is required; and

(e) an examination of this Agreement's review procedure with respect to denial of benefits.

Provided, that any such notice to be delivered to any Executive or Beneficiary shall be mailed by certified or registered mail and shall be written to the best of the Committee's ability in a manner that may be understood without legal counsel.

8. Review Procedure. The Executive or Beneficiary whose claim has been denied in accordance with Section 7 herein may appeal to the Committee for review of such denial by making a written request therefor within 60 days of receipt of the notification of such denial. The Executive or Beneficiary may examine documents pertinent to the review and may submit to the Committee written issues and comments. Within 60 days after receipt of the request for review, the Committee shall communicate to the claimant, in writing, its decision, and the communication shall set forth the reason or reasons for the decision and specific reference to those Agreement provisions upon which the decision is based.

9. Records and Reports. The Committee shall exercise such authority and responsibility as it deems appropriate in order to comply with governmental regulations relating to records of the Executive's accounts and benefits which may be paid under the Agreement; and to notify the Executive and Beneficiaries as required.

10. Other Committee Powers and Duties. The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

(a) to construe and interpret the Agreement in its sole and absolute discretion, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(b) to prescribe procedures to be followed by the Executive or Beneficiary filing applications for benefits;

(c) to prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Agreement;

(d) to receive from the Company and from the Executive and Beneficiaries such information as shall be necessary for the proper administration of the Agreement;

(e) to furnish the Company, upon request, such reports with respect to the administration of the Agreement as are reasonable and appropriate;

(f) to appoint and employ individuals and any other agents it deems advisable, including legal counsel, to assist in the administration of the Agreement and to render advice with respect to any responsibility of the Committee, or any of its individual members, under the Agreement;

(g) to allocate among themselves who shall be responsible for specific duties and to designate fiduciaries (other than Committee members) to carry out responsibilities under the Agreement; provided that any such allocations shall be reduced to writing, signed by all Committee members, and filed in a permanent Committee minute book; and

(h) to maintain continuing review of applicable laws, implementing regulations thereto and suggest changes and modifications to the Company in connection with delegations of responsibility, as appropriate, and amendments to the Agreement.

11. Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Executive or Beneficiary, the Company or the legal counsel of the Company.

12. Committee Procedures. The Committee may act at a meeting or in writing without a meeting. The Committee shall have a chairman, and appoint a secretary, who may or may not be a Committee member. The secretary shall keep a record of all meetings in a permanent Committee minute book and forward all necessary communications to the Company. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the Committee shall be made by the vote of the majority including actions in writing taken without a meeting. A dissenting Committee member who, within a reasonable time after he has knowledge of any action or failure to act by the majority, registers his dissent in writing delivered to the other Committee members, to the extent permitted by law, shall not be responsible for any such action or failure to act.

13. Assumption of Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company's and any Subsidiary's obligations under this Agreement in the same manner and to the same extent that the Company or such Subsidiary would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any succession shall be a breach by the Company of its obligations under this Agreement and shall entitle the Executive to payment from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive's employment was terminated immediately following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination of employment.

14. Forfeiture of All Benefits. In the event that (i) the Executive is discharged from employment service with the Company for acts of dishonesty, fraud, theft, embezzlement, (ii) upon the conviction by a court of competent jurisdiction of a crime that is deemed to be a felony under the laws of the State of Oklahoma (or any other state) or laws of the United States, or (iii) in the event the Executive commits any other act or acts which are injurious and adversely impacts the Company in any manner whatsoever, then, in such events, the Committee, in its sole discretion, may determine that any benefit which would otherwise be provided to the Executive under the Agreement or the Agreement shall be forfeited in its entirety, and it shall thereafter be deemed as if the Executive never was selected for participation in the Agreement.

15. Minimum Benefit. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company selects and the Executive agrees to be a participant in the Prior Plan or any successor thereto, then, the Supplemental Retirement Income accrued under this Agreement shall be the minimum benefits to be provided to the Executive under such Prior Plan.

16.  Miscellaneous.

16.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws.

16.2 Headings. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

16.3 Taxes. The Executive acknowledges that the payments and benefits to which he is entitled to under this Agreement will be includable in his taxable income. Accordingly, Executive agrees (i) to pay all required income, employment and other taxes attributable to such payments and benefits and (ii) that the Company may be required to withhold all applicable taxes from such payments and benefits.

16.4 Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective heirs, successors, assigns or the legal representatives, as the case may be.

16.5 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

William J. Dowd
18701 Woody Creek Drive
Oklahoma City, Oklahoma  73003

If to the Company:

Fleming Companies, Inc.
6301 Waterford Boulevard
P.O. Box 26647
Oklahoma City, Oklahoma 73126

Attention: Robert E. Stauth
Chairman and Chief Executive Officer

or such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

16.6 Severability. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

16.7 No Waiver. The Company's or the Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

16.8 Entire Agreement. This Agreement contains the entire understanding of the Company and Executive with respect to the subject matter hereof.

16.9 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company, Executive, their respective heirs, successors, assigns or legal representatives, as the case may be.

  IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

  EXECUTED the date and year first above written.

FLEMING COMPANIES, INC., a corporation


By: /s/ Robert E. Stauth
        Robert E. Stauth,
        Chairman and
        Chief Executive Officer

    "COMPANY"


    /s/ William J. Dowd
        William J. Dowd

    "EXECUTIVE"

EXHIBIT "A"

Description of Methods of Payment




METHOD 1 - Life of              A Supplemental Retirement Income will be
Participant Only:               paid for the Executive's life only.  Upon the
                                Executive's death, all payments of Supplemental
                                Normal Retirement Income shall cease.



METHOD 2 - 50%                  A reduced amount of Supplemental Retirement
Joint Annuitant                 Income will be paid to the Executive for his
Survivor Benefit:               life, then, at the Executive's death 50% of such
                                amount shall be paid to the Executive's
                                surviving Beneficiary. In the event that the Executive's surviving Beneficiary has prede-ceased him, or should otherwise die after the Executive's death, then no further payments will be paid under Method 2 or this Agreement.

METHOD 3 - 75%                  A reduced amount of Supplemental Retirement
Joint Annuitant                 Income will be paid to the Executive for his
Survivor Benefit:               life, then, at the Executive's death 75% of
                                such amount shall be paid to the Executive's surviving Beneficiary. In the event that the Executive's surviving Beneficiary has predeceased him, or should otherwise die after the Executive's death, then no further payments will be due under Method 3 or this Agreement.

METHOD 4 - 100%                 A reduced amount of Supplemental Retirement
Joint Annuitant                 Income will be paid to the Executive for his
Survivor Benefit:               life, then, at the Executive's death 100% of
                                such amount shall be paid to the Executive's surviving Beneficiary. In the event that the Executive's surviving Beneficiary has predeceased him, or should otherwise die after the Executive's death, then no further payments will be due under Method 4 or this Agreement.

METHOD 5 - 5 Year               A reduced amount of Supplemental Retirement
Period Certain:                 Income will be paid for a period of 5 years
                                certain. After the expiration of such 5 year period, payments shall then continue for the Executive's life in the same amount. In the event of the Executive's death during the 5 year period certain, then, the balance of such payments due only during such 5 year period will be paid to the Executive's surviving
                                Beneficiary. After the expiration of such 5 year period, then all payments shall cease.
                                In the event of the expiration of such 5 year period, and the Executive dies, then, no further benefits will be paid under METHOD 5 or this Agreement.

METHOD 6 - 10 Year              A reduced amount of Supplemental Retirement
Period Certain:                 Income shall be paid for a period of 10 years
                                certain. After the expiration of such 10 year period, payments shall then continue for the Executive's life in the same amount. In the event of the Executive's death during the 10 year period certain, then, the balance of such payments due only during such 10 year period will be paid to the Executive's surviving
                                Beneficiary. After the expiration of such 10 year period, then all payments shall cease.
                                In the event of the expiration of such 10 year period, and the Executive dies, then, no further benefits will be paid under METHOD 6 or this Agreement.

METHOD 7 - 15 Year              A reduced amount of Supplemental Retirement
Period Certain:                 Income shall be paid for a period of 15 years
                                certain. After the expiration of such 15 year period, payments shall then continue for the Executive's life in the same amount. In the event of the Executive's death during the 15 year period certain, then, the balance of such payments due only during such 15 year period will be paid to the Executive's surviving
                                Beneficiary. After the expiration of such 15 year period, then all payments shall cease.
                                In the event of the expiration of such 15 year period, and the Executive dies, then, no further benefits will be paid under METHOD 7 or this Agreement.

                                     -2-